K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

Exhibit 5.1

May 26, 2015

Chimera Investment Corporation
1211 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

We have acted as your counsel in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 2,956,393 shares (the “Current Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Chimera Investment Corporation, a Maryland corporation (the “Company”), that are issuable under the Company’s 2007 Equity Incentive Plan (the “Plan”). On April 6, 2015, the Company completed a one-for-five reverse stock split of its Common Stock (the “Reverse Stock Split”). Accordingly, the Amendment is being filed to proportionately reduce the number of shares of Common Stock covered by the Registration Statement. As a result, as of April 6, 2015, on a post-reverse split basis, the Registration Statement will cover a maximum of 591,278 shares (the “New Shares”) of Common Stock.

You have requested our opinion as to the matters set forth below in connection with the Amendment. For purposes of rendering that opinion, we have examined the Registration Statement, the Amendment, the Company’s Articles of Amendment and Restatement and Bylaws, the Plan and the corporate action of the Company approving and adopting the Amendment, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Maryland.

Based upon and subject to the foregoing, it is our opinion that the New Shares, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,
/s/ K&L Gates LLP
K&L GATES LLP